Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2009 RESULTS

(BURLINGAME, CA), November 12, 2009 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the third quarter ended September 30, 2009.

For the third quarter ended September 30, 2009, the Company reported total revenues of $8.7 million compared with total revenues of $8.2 million for the same period a year ago.  For the nine months ended September 30, 2009, the Company reported total revenues of $25.0 million compared with revenues of $23.7 million for the same period in 2008.

The Company reported net income of $1,146,000, or $0.73 per diluted share, for the third quarter of 2009, compared to net income of $1,571,000, or $1.00 per diluted share, for the third quarter of 2008 and net income of $3,752,000, or $2.42 per diluted share, for the first nine months of 2009, compared to net income of $3,453,000, or $2.16 per diluted share, for the first nine months of 2008.

Operating lease revenue increased by approximately $0.5 million and $1.8 million in the quarter and nine months ended September 30, 2009, respectively, compared to the same periods in 2008, primarily because of additional lease revenue from aircraft and aircraft engines purchased in June 2008 and August 2009, as well as additional revenue related to re-leases of aircraft that were off lease for part of the 2008 periods.  The effect of these increases was partially offset by a decrease in revenue related to aircraft that were off lease for all or part of the 2009 periods.

Maintenance reserves income is comprised of non-refundable reserves and is earned based on lessee aircraft usage.  Maintenance reserves income decreased by approximately $0.3 million and $0.8 million in the quarter and nine months ended September 30, 2009, respectively, compared to the same periods in 2008, primarily as a result of lower average aircraft usage by some the Company’s lessees.  There were also more aircraft off lease in the nine-month 2009 period compared to the 2008 period.

Other income increased by $0.2 million in the quarter ended September 30, 2009, compared to the same period in 2008, principally because the 2009 period included a gain on expected insurance proceeds for damage to a spare engine.  Other income increased by $0.3 million in the nine months ended September 30, 2009, compared to the same period in 2008, for the same reason, as well as interest income related to a federal tax refund.  The nine-month 2008 period included compensation paid by a lessee for canceling a potential re-lease transaction.

Total expenses increased by approximately $1.2 million and $0.9 million in the quarter and nine months ended September 30, 2009, respectively, as compared to the same periods in 2008.

Depreciation was approximately $0.4 million higher in the nine months ended September 30, 2009, compared to the 2008 period as a result of aircraft purchases in June 2008 and August 2009.

Maintenance expense increased by approximately $1.8 million in the quarter ended September 30, 2009, compared to the same period in 2008, due to higher expenses related to both the Company’s maintenance of off-lease aircraft and maintenance performed by lessees using non-refundable reserves.  Maintenance expense increased by approximately $1.4 million in the nine months ended September 30, 2009, compared to the same period in 2008, due to the net effect of higher expenses related to off-lease aircraft and lower expenses related to maintenance performed by lessees using non-refundable reserves.

Interest expense decreased by approximately $0.5 million and $0.9 million in the quarter and nine months ended September 30, 2009, respectively, compared to the same periods in 2008, primarily because of lower average interest rates and balances on the Company’s senior debt and a greater gain in fair value related to the Company’s interest rate swap, the effects of which were partially offset by an increase in net settlement interest related to the swap and an increase in subordinated notes fee amortization.  The nine-month period of 2009 also included an increase in subordinated notes interest as a result of a higher average balance compared to the nine-month period of 2008.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues and other income:

Operating lease revenue	$6,852	$6,342	$19,763	$17,995
Maintenance reserves income	1,597	1,884	4,708	5,534
Other income	224	10	488	215

	8,673	8,236	24,959	23,744
Expenses:

Maintenance costs	2,702	921	5,917	4,556
Depreciation	1,912	1,877	5,728	5,326
Interest	1,276	1,750	4,067	4,980
Management fees	918	957	2,758	2,730
Professional fees and other	113	219	773	780

	6,921	5,724	19,243	18,372

Income before income tax provision	1,752	2,512	5,716	5,372

Income tax provision	606	941	1,964	1,919

Net income	$1,146	$1,571	$3,752	$3,453

Earnings per share:
Basic	$0.74	$1.02	$2.43	$2.24
Diluted	$0.73	$1.00	$2.42	$2.16

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,567,073	1,572,420	1,547,647	1,596,850

Summary Balance Sheet:	September 30, 2009	December 31, 2008	September 30, 2008
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$131,117	$131,733	$134,384
Total liabilities	$92,530	$96,898	$99,389
Shareholders’ equity	$38,587	$34,835	$34,995

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